Exhibit 99.1

Contact:
Luke Bernstein
Corporate Communications Officer
4750 Lindle Road, Harrisburg, PA 17111
717-510-7107 | M: 717-756-0992

Orrstown Financial Services, Inc., Names Thomas R. Brugger Executive Vice President and Chief Financial Officer
SHIPPENSBURG, PA (June 25, 2019) -- Orrstown Financial Services, Inc. (the “Company”) (NASDAQ: ORRF), the parent company of Orrstown Bank (the “Bank”) and Wheatland Advisors, Inc. ("Wheatland"), announced today that Thomas R. Brugger will join the Company and the Bank as Executive Vice President and Chief Financial Officer effective July 15, 2019. Mr. Brugger will be responsible for the Company’s financial plans, policies, and financial compliance.
Mr. Brugger graduated with a degree in accounting from the Pennsylvania State University and has more than 19 years of banking experience. Most recently, Mr. Brugger served as the Chief Financial Officer of Sun National Bank and, prior to his approximately six year tenure at Sun National, served as CFO of Customers Bank following, 15 years as EVP/Corporate Treasurer of Sovereign Bank (now Santander).
Thomas R. Quinn, Jr., President & CEO, commented, “We are pleased to welcome Tom to the organization. His broad banking and financial experience at diverse and complex organizations will be invaluable as we continue to execute our strategic growth plans.”
About the Company:
With approximately $2.5 billion in assets, Orrstown Financial Services, Inc. and its wholly-owned subsidiaries, Orrstown Bank and Wheatland Advisors, Inc., provide a wide range of consumer and business financial services in Berks, Cumberland, Dauphin, Franklin, Lancaster, Perry, and York Counties, Pennsylvania, and Anne Arundel, Baltimore, Howard, and Washington Counties, Maryland, as well as Baltimore City.  Orrstown Bank is an Equal Housing Lender and its deposits are insured up to the legal maximum by the FDIC.  Orrstown Financial Services, Inc.’s stock is traded on Nasdaq (ORRF).  For more information about Orrstown Financial Services, Inc. and Orrstown Bank, visit www.Orrstown.com. For more information about Wheatland Advisors, Inc., visit www.WheatlandAdvisors.com.

Safe Harbor Statement:
This news release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  Actual results and trends could differ materially from those set forth in such statements due to various risks, uncertainties and other factors.  Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the following: ineffectiveness of the Company's business strategy due to changes in current or future market conditions; the effects of competition, including industry consolidation and development of competing financial products and services; changes in laws and regulations, including the Dodd-Frank Wall Street Reform and Consumer Protection Act; interest rate movements; changes in credit quality; inability to raise capital under favorable conditions, volatilities in the securities markets; deteriorating economic conditions, and other risks and uncertainties, including those detailed in Orrstown Financial Services, Inc.'s filings with the Securities and Exchange Commission. The statements are valid only as of the date hereof and Orrstown Financial Services, Inc. disclaims any obligation to update this information.
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